Exhibit 3.5

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “TOPS MARKETS II CORPORATION”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF MAY, A.D. 2013, AT 11:06 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5334286 8100	AUTHENTICATION: 0429615
130574166	DATE: 05-14-13
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 11:09 AM 05/14/2013 FILED 11:06 AM 05/14/2013 SRV 130574166 - 5334286 FILE

CERTIFICATE OF INCORPORATION

OF

TOPS MARKETS II CORPORATION

FIRST: The name of this Corporation is Tops Markets II Corporation.

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“Delaware Law”).

FOURTH: The aggregate number of shares of stock that the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, $0.001 par value per share.

FIFTH: The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address

Kathleen Chastaine	c/o Winston & Strawn LLP
200 Park Avenue
New York, New York 10166

SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of Delaware Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of Delaware Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH: The original By-laws of the Corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the By-laws, and to adopt any new By-law, shall be vested in the Board of Directors.

EIGHTH: To the fullest extent that Delaware Law, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the directors’ duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under section 174 of Delaware Law; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

NINTH: The Corporation shall indemnify to the fullest extent permitted under Delaware Law any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (1) is or was a director or officer of the Corporation or (2) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, association, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, entity or organization. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article NINTH is in effect. Any repeal or amendment of this Article NINTH shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article NINTH. Such right shall include the right to be paid by the Corporation expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under Delaware Law. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification is not permitted under Delaware Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof or independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of

Directors or any committee thereof, independent legal counsel or stockholders) that such indemnification is not permissible shall be a defense to the action or create a presumption that such indemnification is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.

The Corporation may additionally indemnify, to the fullest extent permitted by law, any employee or agent of the Corporation who is not a director or officer of the Corporation in respect of service to the Corporation or to another entity at the request of the Corporation to the extent that the Board of Directors at any time designates any such person as entitled to the benefits of this Article NINTH.

As used herein, the term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under Delaware Law.

TENTH: The Corporation expressly elects not to be governed by Section 203 of the Delaware Law.

ELEVENTH: The Corporation hereby acknowledges and agrees that, notwithstanding any other provision of this Certificate of Incorporation:

(a) nothing herein shall in any way limit or be construed as limiting the ability of any member of the Board of Directors or any Affiliate thereof (each, an “Unlimited Party”) to, and such Unlimited Parties may, in the past, present or future, carry out and engage in any and all activities associated with any business, including, without limitation, principal investments and underwriting (including investments in and underwriting investments of private equity of the Unlimited Parties or of other entities directly or indirectly involved in any aspect of the regional supermarket business, including, without limitation, direct competitors of the Corporation), trading, brokerage, agency, financing, derivatives, foreign exchange and asset management activities, and for the avoidance of doubt and without limiting the generality of the foregoing, the Unlimited Parties may: (i) purchase and hold long or short positions, otherwise make investments, trade or otherwise effect transactions, for their own account or the account of their customers, in the debt or equity securities or loans of entities that may directly or indirectly compete with any or all of the business of the Corporation (the “Other Companies”); and (ii) provide financial advice to the Other Companies;

(b) the Unlimited Parties may have information that may be of interest or value to the Corporation (the “Information”) regarding various matters, including, without limitation, (i) each Unlimited Party’s products, plans, services and technology, and plans and strategies relating thereto, (ii) current and future investments each Unlimited Party has made, may make, may consider or may become aware of with respect to other companies and other products, services and technology, including without limitation, any Other Companies, and (iii) developments with respect to the technologies, products and services, and plans and strategies relating thereto, including, without, limitation, any Other Companies. The Corporation agrees that the Unlimited Parties shall have no duty to disclose any Information to the Corporation or permit the Corporation to participate in any investments or transactions based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Corporation if it were aware of such Information;

(c) without limiting the foregoing, the doctrine of corporate opportunity shall not apply with respect to the Corporation, and (A) the Unlimited Parties shall have no obligation to refrain from (i) engaging in any business opportunity, transaction or other matter that involves any aspect of the regional supermarket business or otherwise developing, marketing or using any products or services that compete, directly or indirectly, with those of the Corporation (whether presently existing or arising in the future) (an “Other Business”), (ii) investing or owning any interest publicly or privately in, entering into any venture, agreement or arrangement with, or developing a business relationship or strategic relationship with, any entity engaged in any Other Business, (iii) doing business with any client or customer of the Corporation or (iv) employing or otherwise engaging a former officer or employee of the Corporation; (B) neither the Corporation nor any Unlimited Party shall have any right in or to, or to be offered any opportunity to participate or invest in, any Other Business engaged or to be engaged in by any Unlimited Party or any right in or to any income or profits therefrom; and (C) no Unlimited Party shall have any duty to communicate or offer to the Corporation any opportunity to participate or invest in, or any income or profits derived from, any Other Business engaged in by such Unlimited Party; and

(d) the Corporation expressly authorizes and consents to the involvement of each Unlimited Party in any Other Business and expressly waives, to the fullest extent permitted by applicable law, any right to assert any claim that any such involvement breaches any duty owed to the Corporation or to any stockholder of the Corporation or to assert that such involvement constitutes a conflict of interest by such Unlimited Party with respect to the Corporation or any of its subsidiaries or any stockholder; and nothing contained herein shall limit, prohibit or restrict any designee serving on the Corporation’s Board of Directors from serving on the board of directors or other governing body or committee of any Other Companies.

Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have consented to the provisions of this Article ELEVENTH.

As used in this Article ELEVENTH, the term “Affiliate” shall have the meaning set forth in Rule 126-2 promulgated under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation 14th day of May, 2013.

/s/ Kathleen Chastaine
Kathleen Chastaine,
Sole Incorporator